Exhibit 4.8

PROSPECTUS

International Business Machines Corporation

IBM Red Hat Acquisition Long-Term Performance Plan

20,000,000 shares

Capital Stock, $.20 Par Value

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES

REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE

SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR

COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL

OFFENSE.

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

December  18, 2020

GENERAL INFORMATION ABOUT THE PLAN

For detailed information regarding the IBM Red Hat Acquisition Long-Term Performance Plan (the “Plan”), reference is made to the terms of the Plan itself, which is included in this Prospectus in its entirety. Terms used herein without definition shall have the definitions set forth in the Plan. IBM has also filed a registration statement with the SEC (SEC File 333-232585) registering the shares of IBM common stock to be offered under the Plan.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus.

Administration

The Plan is administered by a Committee designated by the IBM Board of Directors, currently the Executive Compensation and Management Resources Committee. This Committee is composed entirely of outside directors, who are elected to hold office until the next Annual Meeting of Stockholders and until their successors shall have qualified. The Plan is not subject to the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Code. Additional information about the Plan and its administration may be obtained from the Vice President, Compensation & Benefits, IBM Corporation, New Orchard Road, Armonk, New York 10504, (914) 499-4148.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at (http://www.sec.gov).

The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

i.	Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 25, 2020;

ii.	Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed on April 28, 2020;

iii.	Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed on July 28, 2020; and

iv.	Current Reports on Form 8-K, filed on January 21, 2020, January 29, 2020, January 31, 2020, February 3, 2020, February 10, 2020, April 7, 2020, April 20, 2020, April 21, 2020, April 29, 2020, May 1, 2020, May 6, 2020, July 2, 2020, July 20, 2020 (in each case, other than information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K).

You may request a copy of these filings at no cost, by writing to or telephoning our transfer agent at the following address:

Computershare Trust Company, N.A.
P.O. Box 43072
Providence, Rhode Island 02940
(781) 575-2727

IBM Red Hat Acquisition Long-Term Performance Plan

1.	Objectives.

The IBM Red Hat Acquisition Long-Term Performance Plan (the "Plan") is designed to attract, motivate and retain selected employees of, and other individuals providing services to, the Company in connection with the Company’s acquisition of Red Hat, Inc., a Delaware corporation (“Red Hat”). These objectives are accomplished by making long-term incentive and other awards under the Plan, thereby providing Participants with a proprietary interest in the growth and performance of the Company.

2.	Definitions.

(a) "Awards"--The grant of any form of stock option, stock appreciation right, stock or cash award, whether granted singly, in combination or in tandem, to a Participant pursuant to such terms, conditions, performance requirements, limitations and restrictions as the Committee may establish in order to fulfill the objectives of the Plan.

(b) "Award Agreement"--An agreement between the Company and a Participant that sets forth the terms, conditions, performance requirements, limitations and restrictions applicable to an Award.

(c) "Board"--The Board of Directors of International Business Machines Corporation ("IBM").

(d) "Capital Stock" or "stock"--Authorized and issued or unissued Capital Stock of IBM, at such par value as may be established from time to time.

(e) "Code"--The Internal Revenue Code of 1986, as amended from time to time.

(f) "Committee"--The committee designated by the Board to administer the Plan.

(g) "Company"--IBM and its affiliates and subsidiaries including subsidiaries of subsidiaries and partnerships and other business ventures in which IBM has an equity interest.

(h) "Fair Market Value"--The average of the high and low prices of Capital Stock on the New York Stock Exchange for the date in question, provided that, if no sales of Capital Stock were made on said exchange on that date, the average of the high and low prices of Capital Stock as reported for the most recent preceding day on which sales of Capital Stock were made on said exchange.

(i) "Participant"--An individual to whom an Award has been made under the Plan. Awards may be made to any individual who was not an employee of the Company as of the closing of the Company’s acquisition of Red Hat.

(j) "Performance Period" -- A multi-year period of no more than five consecutive calendar years over which one or more of the performance criteria listed in Section 6 shall be measured pursuant to the grant of Long-Term Performance Incentive Awards (whether such Awards take the form of stock, stock units or equivalents or cash). Performance Periods may overlap one another, but no two Performance Periods may consist solely of the same calendar years.

3.	Capital Stock Available for Awards.

The number of shares that may be issued under the Plan for Awards granted wholly or partly in stock during the term of the Plan is 20,000,000 Shares of Capital Stock may be made available from the authorized but unissued shares of the Company or from shares held in the Company's treasury and not reserved for some other purpose. For purposes of determining the number of shares of Capital Stock issued under the Plan, no shares shall be deemed issued until they are actually delivered to a Participant, or such other person in accordance with Section 10. Shares covered by Awards that either wholly or in part are not earned, or that expire or are forfeited, terminated, canceled, settled in cash, payable solely in cash or exchanged for other awards, shall be available for future issuance under Awards. Further, shares tendered to or withheld by the Company in connection with the exercise of stock options, or the payment of tax withholding on any Award, shall also be available for future issuance under Awards.

4.	Administration.

The Plan shall be administered by the Committee, which shall have full power to select Participants, to interpret the Plan, to grant waivers of Award restrictions, to continue, accelerate or suspend exercisability, vesting or payment of an Award and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper. These powers include, but are not limited to, the adoption of modifications, amendments, procedures, subplans and the like as necessary to comply with provisions of the laws and regulations of the countries in which the Company operates in order to assure the viability of Awards granted under the Plan and to enable Participants regardless of where employed to receive advantages and benefits under the Plan and such laws and regulations.

5.	Delegation of Authority.

The Committee may delegate to officers of the Company its duties, power and authority under the Plan pursuant to such conditions or limitations as the Committee may establish.

6.	Awards.

The Committee shall determine the type or types of Award(s) to be made to each Participant and shall set forth in the related Award Agreement the terms, conditions, performance requirements, and limitations applicable to each Award. Awards may include but are not limited to those listed in this Section 6. Awards may be granted singly, in combination or in tandem. Awards may also be made in combination or in tandem with, in replacement or payment of, or as alternatives to, grants, rights or compensation earned under any other plan of the Company, including the plan of any acquired entity.

(a) Stock Option--A grant of a right to purchase a specified number of shares of Capital Stock the exercise price of which shall be not less than 100% of Fair Market Value on the date of grant of such right, as determined by the Committee, provided that, in the case of a stock option granted retroactively in tandem with or as substitution for another award granted under any plan of the Company, the exercise price may be the same as the purchase or designated price of such other award.

(b) Stock Appreciation Right--A right to receive a payment, in cash and/or Capital Stock, equal in value to the excess of the Fair Market Value of a specified number of shares of Capital Stock on the date the stock appreciation right (SAR) is exercised over the grant price of the SAR, which shall not be less than 100% of the Fair Market Value on the date of grant of such SAR, as determined by the Committee, provided that, in the case of a SAR granted retroactively in tandem with or as substitution for another award granted under any plan of the Company, the grant price may be the same as the exercise or designated price of such other award.

(c) Stock Award--An Award made in stock and denominated in units of stock. All or part of any stock award may be subject to conditions established by the Committee, and set forth in the Award Agreement, which may include, but are not limited to, continuous service with Company, achievement of specific business objectives, increases in specified indices, attaining growth rates, and other comparable measurements of Company performance. An Award made in stock or denominated in units of stock that is subject to restrictions on transfer and/or forfeiture provisions may be referred to as an Award of "Restricted Stock," "Restricted Stock Units" or "Long-Term Incentive Program" units.

(d) Cash Award--An Award denominated in cash with the eventual payment amount subject to future service and such other restrictions and conditions as may be established by the Committee, and as set forth in the Award Agreement, including, but not limited to, continuous service with the Company, achievement of specific business objectives, increases in specified indices, attaining growth rates, and other comparable measurements of Company performance.

7.	Payment of Awards.

Payment of Awards may be made in the form of cash, stock or combinations thereof and may include such restrictions as the Committee shall determine. Further, with Committee approval, payments may be deferred, either in the form of installments or as a future lump-sum payment, in accordance with such procedures as may be established from time to time by the Committee. Any deferred payment, whether elected by the Participant or specified by the Award Agreement or the Committee, may require the payment to be forfeited in accordance with the provisions of Section 13. Dividends or dividend equivalent rights may be extended to and made part of any Award denominated in stock or units of stock, subject to such terms, conditions and restrictions as the Committee may establish. The Committee may also establish rules and procedures for the crediting of interest on deferred cash payments and dividend equivalents for deferred payments denominated in stock or units of stock. At the discretion of the Committee, a Participant may be offered an election to substitute an Award for another Award or Awards of the same or different type.

8.	Stock Option Exercise.

The price at which shares of Capital Stock may be purchased under a stock option shall be paid in full in cash at the time of the exercise or, if permitted by the Committee, by means of tendering Capital Stock or surrendering another Award or any combination thereof. The Committee shall determine acceptable methods of tendering Capital Stock or other Awards and may impose such conditions on the use of Capital Stock or other Awards to exercise a stock option as it deems appropriate.

9.	Tax Withholding.

Prior to the payment or settlement of any Award, the Participant must pay, or make arrangements acceptable to the Company for the payment of, any and all federal, state and local tax withholding that in the opinion of the Company is required by law. The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of shares under the Plan, an appropriate number of shares for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes.

10.	Transferability.

No Award shall be transferable or assignable, or payable to or exercisable by, anyone other than the Participant to whom it was granted, except (i) by law, will or the laws of descent and distribution, (ii) as a result of the disability of a Participant or (iii) that the Committee (in the form of an Award Agreement or otherwise) may permit transfers of Awards by gift or otherwise to a member of a Participant's immediate family and/or trusts whose beneficiaries are members of the Participant's immediate family, or to such other persons or entities as may be approved by the Committee.

11.	Amendment, Modification, Suspension or Discontinuance of the Plan.

The Board may amend, modify, suspend or terminate the Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law.

12.	Termination of Employment.

If the employment of a Participant terminates, other than as a result of the death or disability of a Participant, all unexercised, deferred and unpaid Awards shall be canceled immediately, unless the Award Agreement provides otherwise. In the event of the death of a Participant or in the event a Participant is deemed by the Company to be disabled and eligible for benefits under the terms of the IBM Long-Term Disability Plan (or any successor plan or similar plan of another employer), the Participant's estate, beneficiaries or representative, as the case may be, shall have the rights and duties of the Participant under the applicable Award Agreement.

13.	Cancellation and Rescission of Awards.

(a) Unless the Award Agreement specifies otherwise, the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid, or deferred Awards at any time if the Participant is not in compliance with all applicable provisions of the Award Agreement and the Plan, or if the Participant engages in any "Detrimental Activity." For purposes of this Section 13, "Detrimental Activity" shall include: (i) the rendering of services for any organization or engaging directly or indirectly in any business which is or becomes competitive with the Company, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company; (ii) the disclosure to anyone outside the Company, or the use in other than the Company's business, without prior written authorization from the Company, of any confidential information or material, as defined in the Company's Agreement Regarding Confidential Information and Intellectual Property, relating to the business of the Company, acquired by the Participant either during or after employment with the Company; (iii) the failure or refusal to disclose promptly and to assign to the Company, pursuant to the Company's Agreement Regarding Confidential Information and Intellectual Property, all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Company, relating in any manner to the actual or anticipated business, research or development work of the Company or the failure or refusal to do anything reasonably necessary to enable the Company to secure a patent where appropriate in the United States and in other countries; (iv) activity that results in termination of the Participant's employment for cause; (v) a violation of any rules, policies, procedures or guidelines of the Company, including but not limited to the Company's Business Conduct Guidelines; (vi) any attempt directly or indirectly to induce any employee of the Company to be employed or perform services elsewhere or any attempt directly or indirectly to solicit the trade or business of any current or prospective customer, supplier or partner of the Company; (vii) the Participant being convicted of, or entering a guilty plea with respect to, a crime, whether or not connected with the Company; or (viii) any other conduct or act determined to be injurious, detrimental or prejudicial to any interest of the Company.

(b) Upon exercise, payment or delivery pursuant to an Award, the Participant shall certify in a manner acceptable to the Company that he or she is in compliance with the terms and conditions of the Plan. In the event a Participant fails to comply with the provisions of paragraphs (a)(i)-(viii) of this Section 13 prior to, or during the Rescission Period, then any exercise, payment or delivery may be rescinded within two years after such exercise, payment or delivery. In the event of any such rescission, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery, in such manner and on such terms and conditions as may be required, and the Company shall be entitled to set-off against the amount of any such gain any amount owed to the Participant by the Company. As used herein, Rescission Period shall mean that period of time established by the Committee which shall not be less than 6 months after any exercise, payment or delivery pursuant to an Award.

14.	Adjustments.

In the event of any change in the outstanding Capital Stock of the Company by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger, or similar event, the Committee may adjust proportionately: (a) the number of shares of Capital Stock (i) available for issuance under the Plan, (ii) for which Awards may be granted to an individual Participant set forth in Section 6, and (iii) covered by outstanding Awards denominated in stock or units of stock; (b) the exercise and grant prices related to outstanding Awards; and (c) the appropriate Fair Market Value and other price determinations for such Awards. Notwithstanding the foregoing, in the event of any change in the outstanding Capital Stock of the Company by reason of a stock split or a reverse stock split, the above-referenced proportionate adjustments, if applicable, shall be mandatory.

In the event of any other change affecting the Capital Stock or any distribution (other than normal cash dividends) to holders of Capital Stock, such adjustments in the number and kind of shares and the exercise, grant and conversion prices of the affected Awards as may be deemed equitable by the Committee, including adjustments to avoid fractional shares, shall be made to give proper effect to such event. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee shall be authorized to cause IBM to issue or assume stock options, whether or not in a transaction to which section 424(a) of the Code applies, by means of substitution of new stock options for previously issued stock options or an assumption of previously issued stock options. In such event, the aggregate number of shares of Capital Stock available for issuance under Awards under Section 3, including the individual Participant maximums set forth in Section 6 will be increased to reflect such substitution or assumption.

15.	Miscellaneous.

(a) Any notice to the Company required by any of the provisions of the Plan shall be addressed to the chief human resources officer of IBM in writing, and shall become effective when it is received.

(b) The Plan shall be unfunded and the Company shall not be required to establish any special account or fund or to otherwise segregate or encumber assets to ensure payment of any Award.

(c) Nothing contained in the Plan shall prevent the Company from adopting other or additional compensation arrangements or plans, subject to shareholder approval if such approval is required, and such arrangements or plans may be either generally applicable or applicable only in specific cases.

(d) No Participant shall have any claim or right to be granted an Award under the Plan and nothing contained in the Plan shall be deemed or be construed to give any Participant the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge any Participant at any time without regard to the effect such discharge may have upon the Participant under the Plan. Except to the extent otherwise provided in any plan or in an Award Agreement, no Award under the Plan shall be deemed compensation for purposes of computing benefits or contributions under any other plan of the Company.

(e) The Plan and each Award Agreement shall be governed by the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of New York, County of Westchester, to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.

(f) In the event that a Participant or the Company brings an action to enforce the terms of the Plan or any Award Agreement and the Company prevails, the Participant shall pay all costs and expenses incurred by the Company in connection with that action, including reasonable attorneys' fees, and all further costs and fees, including reasonable attorneys' fees incurred by the Company in connection with collection.

(g) The Committee and any officers to whom it may delegate authority under Section 5 shall have full power and authority to interpret the Plan and to make any determinations thereunder, including determinations under Section 13, and the Committee's or such officer's determinations shall be binding and conclusive. Determinations made by the Committee or any such officer under the Plan need not be uniform and may be made selectively among individuals, whether or not such individuals are similarly situated.

(h) If any provision of the Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

(i) The Plan shall become effective on the date it is approved by the Board. Awards may be granted under the Plan at any time and from time to time on or prior to August 7, 2022, on which date the Plan will expire except as to Awards then outstanding under the Plan.

Federal Income Tax Consequences

The Company has been advised by counsel that, in general, under the Internal Revenue Code, as presently in effect, a Participant will not be deemed to recognize any income for federal income tax purposes at the time an option or SAR is granted or a restricted stock award is made, nor will the Company be entitled to a tax deduction at that time. However, when any part of an option or SAR is exercised, when restrictions on restricted stock lapse, or when an unrestricted stock award is made, the federal income tax consequences may be summarized as follows:

1. In the case of an exercise of a stock option, the optionee will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the exercise date over the option price.

2. In the case of an exercise of a SAR, the Participant will generally recognize ordinary income on the exercise date in an amount equal to any cash and the fair market value of any unrestricted shares received.

3. In the case of an exercise of an option or SAR payable in restricted stock, or in the case of an award of restricted stock, the immediate federal income tax effect for the recipient will depend on the nature of the restrictions. Generally, the fair market value of the stock will not be taxable to the recipient as ordinary income until the year in which his or her interest in the stock is freely transferable or is no longer subject to a substantial risk of forfeiture. However, the recipient may elect to recognize income when the stock is received, rather than when his or her interest in the stock is freely transferable or is no longer subject to a substantial risk of forfeiture. If the recipient makes this election, the amount taxed to the recipient as ordinary income is determined as of the date of receipt of the restricted stock.

4. Upon the exercise of a stock option, the exercise of a SAR, the award of stock, or the recognition of income on restricted stock, the Company will generally be allowed an income tax deduction equal to the ordinary income recognized by a Participant. When a cash payment is made pursuant to the Award, the recipient will recognize the amount of the cash payment as ordinary income, and the Company will generally be entitled to a deduction in the same amount.

[END OF PROSPECTUS]